Exhibit 10.2
June 10, 2022
Johnathan Short

Engagement Agreement

Dear Johnathan:

On behalf of Forge Global, Inc. (“Forge”), I am pleased to offer you the position of Chief Legal Officer as described more fully below. The following terms and conditions apply with respect to your offer, effective upon your start of work for Forge, and also with respect to any work you may have done and discussions we have had to date.

Position

In your position as Chief Legal Officer, you will report to Kelly Rodriques, Chief Executive Officer. Your place of work will be in Atlanta, GA, where you currently reside. As Forge’s business is national and international in scope with dispersed offices, periodic travel to Forge’s other offices and elsewhere shall be part of your job duties. Your duties will generally be in the areas of leading our legal and compliance functions and teams and providing strategic advice given your experience. You’ll develop and lead global legal and compliance strategies to promote and protect Forge, anticipate and proactively develop a strategy to address changes in regulatory requirements and public policy, and advise the CEO, Executive teams, and Board on a variety of legal and compliance issues. You’ll continue to build, mentor, and manage enterprise legal and compliance teams and empower your teams to serve as trusted business advisors of Forge. You will maintain your current bar admissions but will not be required to seek admission to the California Bar as part of your job duties. You will coordinate with members of the Forge legal team who are admitted to practice law in California or through outside counsel, as appropriate, on matters of California law.

Compensation

Salary

You will be treated as an exempt W-2 employee, and your compensation will reflect an annual salary of $400,000. Although Forge does not record hours for exempt employees, it is understood that this is a full-time position, and that there is no additional pay for overtime work. Payroll and expense procedures, vacation policies, benefits, bonuses, and other terms of employment will be according to Forge’s then-current policies and programs.

Benefits

You will be eligible for Forge’s standard benefits package, as may be modified from time to time. This currently includes Medical, Dental, and Vision Insurance, Commuter Benefits, and a Flexible Spending Account. Forge subsidizes a portion of the costs for the Medical, Dental, and Vision insurance plans offered.

Bonus

Forge will arrange to include you in its current bonus plan for employees, with a target bonus based on both individual and company performance. These two components will determine your total bonus, if any. Your bonus is fully discretionary, will not be granted or earned until the bonus payment date, is contingent on your remaining employed by Forge on that date, and will be paid according to Forge’s then-current policies and bonus program. Your target bonus for early 2023, based on excellent performance by both you and Forge, is 50% of your base salary during 2022 (prorated to reflect the portion of the year you work for Forge).

Additional Consideration

In addition to the foregoing, Forge will arrange through its payroll service company to extend you a signing bonus of $350,000 (the “Signing Bonus”). The payment terms of your Signing Bonus are as follows; an initial payment of $87,500 to be paid in the first payroll after your start date, second payment of $87,500 to be paid in the first payroll after four months of employment, third payment of $87,500 to be paid in the first payroll after eight months of employment, fourth payment of 87,500 to be paid in the first payroll after twelve months of employment. You must remain employed and in good standing on the payment dates.

Equity

After joining Forge, you will be eligible to receive an equity award with a grant date fair value of approximately $3,600,000 as determined and subject to approval by the Board. This equity award will vest over four years based on your continued employment through each vesting date. In addition, in 2023 along with other executives, you will be considered for an annual grant based on achieving KPI’s to be determined after you join.

You are also eligible for 40,000 Restricted Stock Units (RSU). The RSUs shall vest 33.33% on March 21, 2023 (the “First Tranche”); 33.33% upon March 21, 2024 (the “Second Tranche”); and 33.33% upon March 21, 2025 (the “Third Tranche”). The vesting is subject to your continued employment through the applicable vesting date.

Your equity award is further contingent on becoming, and remaining, an employee in good standing of Forge as of the grant date, and your executing all of the required grant documents, which will contain various additional terms applicable to your ownership of Forge equity, including among other things, detailed vesting provisions and insider trading requirements. Your equity award, including your vesting schedule, is further subject to the terms and conditions contained in your award agreement and Forge’s 2022 Stock Option and Incentive Plan, each of which will be provided to you separately. In case of a conflict between this letter and such documents, the provisions in such documents will prevail.

Termination

The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

a.Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

b.Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 6(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

c.Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Executive’s willful failure to perform their assigned duties and responsibilities, which failure continues, after written notice given to the Executive by the Company; (iv) the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Executive’s material violation of this agreement or any provision of any agreement(s) between the Executive and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions that is not cured within ten (10) days of written notice.

d.Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause and does not result from the Executive’s death or disability under Section 6(a) or (b) shall be deemed a termination without Cause.

e.Termination by the Executive. The Executive may terminate their employment hereunder at any time for any reason with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in the Executive’s base salary, (ii) a material diminution in Executive’s title, authority, duties or responsibilities, or (iii) a change of more than 35 miles in the geographic location where Executive provides services to the Company, provided, however, that in the event of the occurrence of a Good Reason condition listed above, Executive must provide notice to the Company within ninety (90) days of the initial occurrence of such condition and allow the Company thirty (30) days in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, Executive must terminate employment with the Company within ten (10) business days of the end of the cure period.

f.Notice of Termination. Except for termination in the event of the Executive’s death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

g.Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of their death; (ii) if the Executive’s employment is terminated on account of disability under Section 6(b) or by the Company for Cause, the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause, the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive, thirty (30) days after the date on which a Notice of Termination is given or, if applicable due to a Good Reason event, the actual date of termination following the applicable cure period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

Compensation Upon Termination

h.Compensation Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to their authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements and unused paid time off that accrued through the Date of Termination on or before the time required by law; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

i.Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause, then the Company shall pay the Executive the Accrued Benefit. In addition, the Executive will receive (i) a lump sum payment equal to the sum of twelve (12) months of the Executive’s then current Base Salary and any then-unpaid bonus from a prior calendar year and prorated target bonus for year of termination at target level, (ii) the Company will pay the COBRA premiums for Executive and their eligible dependents for a period of twelve (12) months following termination, and (iii) accelerated vesting with respect to the time-vesting requirements of 20% of any then unvested equity that had been granted prior to the date of termination (collectively, the “Severance”); provided that the Executive has signed a general release of claims (the “Release”), the Release has become effective, and the Executive has not breached any of their post-employment contractual obligations to the Company. The Severance payment shall be made within 60 days of the Executive’s termination date, provided the Release is effective at such time; provided, further, that if the period during which the Release could become effective and irrevocable spans two calendar years, the Severance shall not be paid prior to the first payroll date in the second calendar year. In addition, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination occurs within six (6) months prior to or twelve (12) months following a Sale Event (as defined in the Public Plan) then, in lieu of the Severance, the Executive will be eligible to receive (i) a lump sum payment equal to the sum of eighteen (18) months of the Executive’s then current Base Salary and any then-unpaid bonus from a prior calendar year and a pro rata target bonus for the year of termination at target level, (ii) 100% of all unvested equity that had been granted prior to the date of termination shall become fully vested and (iii) the Company will pay the COBRA premiums for Executive and their eligible dependents for a period of eighteen (18) months following termination (the “Enhanced Severance”); provided that the Executive has signed the Release, the Release has become effective, and the Executive has not breached any of their post-employment contractual obligations to the Company. The Enhanced Severance payment shall be made within 60 days of the Executive’s termination date, provided the Release is effective at such time; provided, further, that if the period during which the Release could become effective and irrevocable spans two calendar years, the Enhanced Severance shall not be paid prior to the first payroll date in the second calendar year.

At Will

Notwithstanding statements about future events and positions and equity vesting, your initial and long-term engagement with Forge will be “at will”, meaning it is terminable by either you or Forge at any time, with or without cause. Nevertheless, as a courtesy but not a legal requirement, we ask that you notify us in advance of your intention to leave, and we intend (but explicitly do not promise) to do the same. Upon termination, you will be entitled to expenses to be reimbursed and vesting earned up to the termination date, but no prospective or ongoing pay, severance, or further vesting of equity.

Other Conditions

As a condition to your initial and ongoing engagement by Forge, you are required to execute and agree to the following additional agreements and policies as they may exist, which apply in addition to and consistent with, rather than instead of, the provisions in this letter. Please note that various parts of this document set are described as applying to full-time, part-time, exempt, or non-exempt employees, or for contractors under various arrangements, so not all of the provisions will necessarily apply to your engagement.

a.General Terms Attachment (the “General Terms”) covering expense reimbursements, pay, liability, and employee-related terms, and other items in more detail; and

b.Proprietary Information and Additional Covenants Agreement (the “PICA”) pertaining to authorship, inventions, and confidentiality.

To the maximum extent permitted by law your engagement, and your ongoing right to be retained by and receive compensation, benefits, equity ownership, or any other consideration or rights from Forge, are further conditioned on approval of this letter and its various provisions by the Board; faithful, diligent and competent performance of your engagement-related duties; maintaining your eligibility to work in the United States; resolving conflicts if any between you or Forge and your present employer if any; and the various conditions described in the General Terms Attachment.

References and Immigration Documents

This offer is contingent upon your ability to prove your identity and authorization to work in the U.S. for Forge. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

Reservation of Rights

Forge reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such a background investigation and/or background check, if any.

No Conflicting Obligations

By executing this letter, you represent and warrant that your performance under this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to Forge any and all agreements relating to your prior employment that may affect your eligibility to be employed by Forge or limit the manner in which you may be employed. You shall not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Forge is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Forge. Similarly, you agree not to bring any third-party confidential information to Forge, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for Forge. It is Forge’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with Forge, or your providing services to Forge as its employee; (ii) you do not have and shall not bring onto Forge’s premises, or use in the course of your employment with Forge, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with Forge, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

This letter, along with the other agreements described above, set forth the terms of your position with Forge and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or prior negotiations, whether written or oral. This letter, including, but not limited to, its at-will provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of Forge and you.

To accept, please sign and date this letter in the space below, and return it to us. If you accept our offer, your first day of employment will be Monday, July 11, 2022 or as soon as may be agreed and arranged with CEO. This offer of employment will terminate if it is not accepted, signed, and returned by Sunday, June 12, 2022.

Sincerely,

Forge Global, Inc.

/s/ Kelly Rodriques 6/12/2022
Kelly Rodriques
Chief Executive Officer

Acknowledgment and Acceptance of Employment Offer
I accept employment with Forge Global, Inc. and acknowledge and fully agree to the terms and conditions set forth in this offer letter:

/s/ Johnathan Short 6/11/2022
Employee signature Date

Johnathan Short
Full name